Edward James Wexler
25A Harbour Village
Branford, Connecticut 06405


Consulting and Service Agreement

The Undersigned, Thomas S. Hughes, as Chairman and Chief
Executive Officer of Betting, Inc., hereinafter known as CLIENT, hereby appoints and authorizes Edward James Wexler as their BROKER and/or FINDER and/or CONSULTANT for the purpose of locating, analyzing and obtaining for CLIENT any potential corporate acquisitions with terms and conditions that are acceptable to CLIENT.

Scope of Services.

FINDER/CONSULTANT agrees to perform for the CLIENT all services and consulting related to analyzing, negotiating and advising CLIENT on any potential corporate acquisition, mergers or affiliations related to the off shore and Internet related gaming industry.

Consulting services include but are not limited to the negotiation and closing of the Radiate Software acquisition, the SoftBet analysis and negotiation, the Softec, Inc. analysis and negotiation, and analyzing and negotiation of any potential merger candidates, and any and all companies that the CONSLUTANT and CLIENT mutually agree are suitable acquisition or partner candidates.

	In addition, FINDER/CONSULTANT agrees to perform for the CLIENT all services and consulting with respect to the conception and implementation of a plan of action to obtain financing for the capitalization of CLIENT. These additional services include, but are not limited to, the analyzing, negotiation , and closing of funding/capitalization proposals from Robb Peck McCooey, Next Millenium Capital, Joseph Charles and Associates, and Lexxus Capital.

Period of Performance.

The period of Performance under this Agreement shall begin immediately upon signing and delivery of initial Compensation and continue for a primary twelve-month term. This Agreement can be renewed under these same terms by written agreement by both parties. This Agreement can be terminated by either party for cause.

Contractual Relationship.

In performing the services, under this Agreement, Edward James Wexler, shall operate as, and have the status of Independent Contractor. WEXLER shall not have the authority to enter into any contract binding the CLIENT, or create any obligations on the part of the CLIENT. The CLIENT will be responsible for determining the terms and conditions of any corporate acquisition.

Compensation.

As full consideration for the performance of the basic services described above, the CLIENT shall pay
FINDER/CONSULTANT/WEXLER compensation as follows:

CLIENT hereby agrees to pay CONSULTANT a fee of 300,000 shares of Betting, Inc. common stock in the form of free trading S-8 consultant stock. CLIENT Understands and hereby agrees that there is no guarantee that any potential acquisition can be successfully negotiated, completed or closed. Compensation is payable to FINDER/CONSULTANT who is an independent contractor representing the CLIENT on a Best Efforts basis.

BETTING, INC.


By:  /s/  Thomas S. Hughes			Date: May 20, 1999
Thomas S. Hughes, Chairman
and Chief Executive Officer


  /s/  Edward James Wexler			Date: May 20, 1999
Edward James Wexler